Exhibit 16.1
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January 10, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:  Rub A Dub Soap, Inc.

Ladies and Gentleman,

We were previously the principal accountants for Rub A Dub Soap, Inc. (the "Company") and reported on the audited financial statements of the Company as of May 31, 2004 and the unaudited financial statements of the Company for the interim periods through May 31, 2004. On January 10, 2005, we were informed that we were dismissed as the principal accountants for the Company. We have read and agree with the comments in Item 4.01 to Form 8-K of Rub A Dub Soap, Inc. dated January 10, 2005.



Very truly yours,

/s/ Comiskey & Company, P.C.

Comiskey & Company, P.C.